EXHIBIT 99.1

News Release

Richard J. Lynch Appointed as New Chairman of TranSwitch Corporation

Company Announces Restructuring with $8 million Annual Savings and Provides Preliminary Estimate for Second Quarter Revenue

SHELTON, CT – July 2, 2012 - TranSwitch Corporation (NASDAQ: TXCC) a leading provider of semiconductor solutions for multimedia connectivity and processing today announced that effective today, the Board of the Company has appointed Mr. Richard (Dick) J. Lynch as the new Chairman of the Board and Chairman of the Executive Committee. Mr. Lynch was the Chief Technology Officer of Verizon Communications and, before that, of Verizon Wireless. He now runs a consulting and advisory business. He also sits on the board of Ruckus Wireless. Mr. Gerald F. Montry has stepped down as Chairman of the Board of TranSwitch Corporation and Chairman of the Executive Committee, while remaining as a member of the Board.

“I am grateful to the Board for having the confidence in me to elect me to the chair at this very important time in the company’s history,” stated Mr. Lynch. “TranSwitch is a company with significant opportunities and challenges.  We are on the cusp of realizing the benefits of the transition to a business based on high speed video connectivity.  At the same time, we have seen a continual decline in our legacy telecom businesses which has put pressure on our financial condition.  I see my key role as being the catalyst for optimizing and expediting the bridge to the value of the new products for both our customers and our shareholders.”

Dr. Ali Khatibzadeh, President and CEO of TranSwitch Corporation said “I look forward to working with Dick to realize the potential value of TranSwitch for our shareholders. His experience and track record will be invaluable in shaping our future direction. I would like to thank Mr. Montry for his service as Chairman and look forward to his continued support as a member of the Board of TranSwitch.”

The Company also announced that it immediately plans to implement a restructuring which will result in annual savings of approximately $8.0 million and that these savings will begin to be recognized in the third quarter of 2012. Of this amount, TranSwitch expects approximately $4.6 million in annual savings from reduced employee-related costs and the remaining $3.4 million from other cost savings initiatives. The company also estimates revenue for the second quarter of 2012 to be in the range of $3.5 million to $4.0 million.

In connection with the restructuring, TranSwitch expects to incur pre-tax restructuring charges of approximately $1.6 million which will be primarily for employee related costs and facility lease obligations. The Company expects these charges to be recorded in the second and third quarters of 2012.

“By taking these significant actions, we are further increasing the focus of our investments on our expected opportunities for revenue growth, while also minimizing future capital needs. We are bullish about our traction and growth prospects in the video connectivity business. Our new HDplay™ products are entering production and we expect to begin shipments this quarter. Our feature set is clearly resonating with our customers and our opportunity list for HDplay™ products has now expanded to over 50 potential OEMs. We expect to see significant further opportunities ahead as our reference design partnership with the world’s leading projector solutions provider begins to bear fruit, ” said Dr. Khatibzadeh. “In concert with the launch of the new video product and the significant expense savings we have just announced, we are working on raising additional capital for the company through specific financing opportunities, while continuing to pursue the potential sale of non-strategic assets.”

 About TranSwitch Corporation

TranSwitch Corporation (NASDAQ: TXCC) designs, develops and supplies innovative integrated circuit (IC) and intellectual property (IP) solutions that provide core functionality for voice, data and video communications equipment for network, enterprise and customer premises applications.  We provide integrated multi-core network processor System-on-a-Chip (SoC) solutions and software solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia Infrastructures. For the customer-premises market, we offer interoperable connectivity solutions that provide a bridge between HDMI and DisplayPort and enable the distribution and presentation of high-definition (HD) content for consumer electronic and personal computer markets and also provide a family of communications processors that provide best-in-class performance for a range of applications.  Overall, we have over 100 active customers, including the leading global telecom equipment providers, semiconductor and consumer product companies. For more information, please visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results, involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks in technology development and commercialization; risks of failing to attract and retain key managerial and technical personnel; risks relating to TranSwitch’s available cash; risks associated with acquiring new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.